EXHIBIT 99.1

LOAN EXTENSION AGREEMENT

This Loan Extension Agreement is dated as of this 28th day of September 2007, by and between ASI Capital Corporation, a Nevada Corporation with a place of business at 9121 W. Russell Rd., Ste. 110, Las Vegas, Nevada, 89148 (the “Lender”), E.Digital Corporation, a Delaware corporation with an office at 16770 West Bernardo Drive, San Diego, California, 92127 (the “Borrower”), in consideration of the mutual covenants contained herein and the benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, the Lender and the Borrower have entered into a certain loan arrangement (the “Loan Arrangement”), which Loan Arrangement is evidenced by, among other documents and instruments, a certain Promissory Note dated as of March 23, 2007 made by the Borrower payable to the Lender in the original principal amount of $750,000.00 (the “Note”); and

WHEREAS, the Borrower has requested that the Lender extend the maturity date of the Note as set forth herein and the Lender has agreed to do so upon the terms and conditions set forth herein.

NOW, THEREFORE, it is agreed by and between the Lender and the Borrower as follows:

1.             The Lender and the Borrower hereby agree that the maturity date of the Note is extended until December 23, 2007.  Until the Maturity Date, the Borrower shall continue to pay, as and when due, all unpaid interest required pursuant to the terms of the Loan Agreement and the Note.

2.             The Borrower acknowledges and agrees that, as of the date herein, the outstanding principal balance due under the Note is $650,000.00.

3.             Upon the execution hereof, the Borrower shall pay to the Lender an extension fee of $6,500.00, in addition to all fees and expenses incurred by the Lender in connection with the Loan Arrangement. The Borrower may pay the extension fee by delivery of 34,537 restricted shares (“Restricted Shares”) of the common stock, $.001 par value of the Borrower with a deemed value of $0.1882 per share (which is the average closing price of the common stock for the five trading days immediately preceding the date hereof).

4.             Provided no Default or Event of Default shall then be in existence, the Lender shall extend the Maturity Date for an additional period through December 23, 2007, upon the satisfaction of the following conditions:

4.1           Payment by the Borrower of an extension fee equal to 100 basis points of the outstanding balance of the Note as of September 27, 2007; and

4.2           The Borrower provides written notice to the Lender of its request for an extension of the Maturity Date no later than September 27, 2007.

6.             The Borrower acknowledges and agrees that any and all collateral granted by the Borrower or any other party to secure the obligations of the Borrower under the Note and the Loan Agreement shall remain in full force and effect and shall continue to secure the obligations of the Borrower to the Lender.

7.             It is intended that this Extension Agreement take effect as an instrument under the seal of the laws of the State of Nevada.  This Extension Agreement constitutes the entire agreement of the parties with respect to the matters set forth herein and shall not be modified by any prior oral or written discussions.

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e.Digital, a Delaware corporation

By:	/s/ WILLIAM BLAKELEY
William Blakeley
Title:President and CTO

ASI Capital Corporation, a Nevada Corporation

By:	/s/ JERRY E. POLIS
Jerry E. Polis
Title:President

ACKNOWLEDGED, CONSENTED TO AND AGREED:

e.Digital, a California corporation

By:	/s/ WILLIAM BLAKELEY
William Blakely
Title: President and CTO

By:	/s/ ROBERT PUTNAM
Name: Robert Putnam
Title:Title: Senior Vice President